Microsoft Word 10.0.6612;AMENDMENT NO. 26
                                                  TO THE
                                           DECLARATION OF TRUST
                                                   OF
                                           GOLDMAN SACHS TRUST

         This AMENDMENT NO. 26 to the AGREEMENT AND DECLARATION OF TRUST (the "Declaration") as amended, dated the 28th day of January, 1997 of Goldman Sachs Trust (the "Trust") is made by the Trustees named below as of November 4, 2004:

         RESOLVED, that Article II, Section 8 of the Declaration of Trust of Goldman Sachs Trust dated January 28, 1997, as amended, be amended and restated as follows:

         Section 8. Chairman. The Trustees may, but need not, appoint from among their number a Chairman. When present he may preside at the meetings of the Shareholders and of the Trustees. He may call meetings of the Trustees and of any committee thereof whenever he deems it necessary. The Chairman shall have such other powers and duties as from time to time may be conferred upon or assigned to him by this Declaration, the By-laws or the Trustees, but shall not by reason of performing and executing those powers and duties be deemed an officer or employee of the Trust.
         ; and

         FURTHER RESOLVED, that the President, any Vice President, the Secretary, any Assistant Secretary, the Treasurer and any Assistant Treasurer of the Trust be, and each of them hereby is, authorized and directed to execute an instrument in writing incorporating the aforesaid amendment and to cause the same to be filed wherever in the discretion of such officer such filing is appropriate.

         /s/ Ashok N. Bakhru
         Ashok N. Bakhru
         as Trustee and not individually

         /s/ John P. Coblentz, Jr.
         ------------------------
         John P. Coblentz, Jr.
         As Trustee and not individually

         /s/ Patrick T. Harker
         Patrick T. Harker
         as Trustee and not individually

         /s/ Mary P. McPherson
         Mary P. McPherson
         as Trustee and not individually

         /s/ Wilma J. Smelcer
         Wilma J. Smelcer
         as Trustee and not individually

         /s/ Ricahrd P. Strubel
         Richard P. Strubel
         as Trustee and not individually

         /s/ Alan A. Shuch
         Alan A. Shuch
         as Trustee and not individually

         /s/ Kaysie P. Uniacke
         Kaysie P. Uniacke
         as Trustee and not individually